Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

June 21, 2017

Equity Residential Announces Year-End Retirement of Bruce C. Strohm,

Executive Vice President and General Counsel

Chicago, IL – June 21, 2017 – Equity Residential (NYSE: EQR) today announced that Bruce C. Strohm, its Executive Vice President and General Counsel since 1995, will retire from the Company effective January 1, 2018 and be succeeded by Scott J. Fenster, currently Senior Vice President – Legal.

Mr. Strohm, 62, joined one of Equity Residential’s predecessor companies in 1988, represented the Company in its 1993 initial public offering and was named Executive Vice President and General Counsel in 1995.

“Bruce has been a valued partner who has provided insightful and business-savvy legal counsel to me and my predecessors, the executive team and our Board of Trustees for more than 20 years. We thank him for his tremendous contributions to helping make Equity Residential the company it is today and wish him the very best in his retirement,” said David J. Neithercut, Equity Residential’s President and CEO.

Mr. Fenster, 41, joined the Company in 2003 and has extensive experience in capital markets and securities matters, real estate transactions and development, joint ventures, corporate transactions and corporate governance. Prior to joining the Company, Mr. Fenster was an associate at Katten Muchin Rosenman LLP. Mr. Fenster is a graduate of the University of Illinois and received his J.D. from The University of Michigan Law School.

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties in urban and high-density suburban coastal gateway markets where today’s renters want to live, work and play. Equity Residential owns or has investments in 302 properties consisting of 77,346 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California. For more information on Equity Residential, please visit our website at www.equityapartments.com.